Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com Amy Wakeham, Investor Relations 858-882-9876 awakeham@leapwireless.com
Leap Adopts Tax Benefit Preservation Plan
SAN DIEGO – September 14, 2010 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, announced today that its Board of Directors has adopted a tax benefit preservation plan intended to preserve the long-term value of the Company’s net operating loss carryforwards.
As of June 30, 2010, Leap had net operating loss carryforwards (referred to as “NOLs”) of approximately $1.7 billion, which could be used to reduce future federal and state income tax obligations. However, the Company’s ability to use these NOLs may be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if stockholders that own (or are deemed to own) at least 5 percent or more of Leap’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.
As part of the plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right on each outstanding share of Leap common stock. The dividend will be payable to holders of record as of the close of business on September 24, 2010. Any shares of Leap common stock issued after the record date will be issued together with the rights.
The preferred stock purchase rights are not currently exercisable and initially will trade only with the Leap common stock. However, if any person or group acquires 4.99% or more of Leap common stock, or if a person or group that already owns 4.99% or more of Leap common stock acquires additional shares, then, subject to certain exceptions, the preferred stock purchase rights would separate from the common stock and become exercisable for shares of Leap common stock having a market value equal

Leap Adopts Tax Benefit Preservation Plan

to twice the exercise price, resulting in significant dilution to the ownership interests of the acquiring person or group.
“Recent trading in the Company’s stock has increased the risk of an ownership change under the tax rules,” said Doug Hutcheson, Leap’s president and CEO. “After thoughtful consideration, our Board implemented this tax benefit preservation plan to help protect the value of our NOLs and reduce the likelihood that changes in our investor base could have the unintended effect of limiting our ability to use them. These NOLs represent a significant corporate asset that we believe will deliver substantial benefits to our stockholders as we generate taxable income in the future.”
The Company’s Board of Directors has established a procedure to consider requests to exempt acquisitions of Leap common stock from the plan if it determines that doing so would not limit or impair the availability of the NOLs.
The rights will expire on September 30, 2020. The rights may also expire on an earlier date upon the occurrence of other events, including a determination by the Company’s Board of Directors that the NOLs have been utilized or are no longer available, or that the plan is no longer necessary to protect the NOLs. The plan also may be terminated at any time by the Board before the rights become exercisable.
The plan is similar to tax preservation plans adopted by many other public companies with significant NOLs. The issuance of the preferred stock purchase rights will not affect the Company’s reported earnings or loss per share and is not taxable to the Company or its stockholders.
Additional information regarding the plan will be set forth in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate

Leap Adopts Tax Benefit Preservation Plan

service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions regarding our expectation of generating future taxable income and deriving future benefits from our NOLs and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, our ability to generate future taxable income and realize the benefit of our NOLs and other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.